Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866

October 25, 1996

Board of Directors
Allianz Life Insurance Company of North America
1750 Hennepin Avenue
Minneapolis, MN 55403


RE:  Opinion and Consent of Counsel
     Allianz Life Variable Account A

Dear Sir or Madam:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-6 for the Individual Flexible Premium Variable Life Insurance Policies to be issued by Allianz Life Insurance Company of North America and its separate account, Allianz Life Variable Account A.

We are of the following opinions:

1. Allianz Life Insurance Company of North America is a valid and existing stock life insurance company of the state of Minnesota.

2. Allianz Life Variable Account A is a separate investment account of Allianz Life Insurance Company of North America created and validly existing pursuant to the Minnesota Insurance Laws and the Regulations thereunder.

3. Upon the acceptance of premium payments made by an Owner pursuant to a Policy issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Policy.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Prospectus which forms a part of the Registration Statement.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.

By:/S/LYNN KORMAN STONE
   _______________________________
      Lynn Korman Stone